Exhibit 99.1

AgEagle to Acquire senseFly from Parrot

U.S. Company to Offer Full Stack Fixed Wing Drone Solutions

WICHITA, Kansas and PARIS, France and LAUSANNE, Switzerland, October 18, 2021 — AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of drones, sensors and software, and Parrot (Euronext Paris: PARRO), a leading European drone group, today jointly announced that they have signed a definitive agreement under which AgEagle shall acquire senseFly, a Parrot Group wholly-owned subsidiary, in a cash and stock transaction valued at US$23 million.

Founded in 2009, senseFly develops and produces a proprietary line of eBee-branded, high performance, fixed wing drones for professional use. Safe, ultra-light and easy to use, these autonomous drones are utilized by thousands of customers around the world in agriculture, government, engineering and construction, among other industry verticals, to collect actionable aerial data intelligence. Headquartered in Lausanne, Switzerland, senseFly employs approximately 90 people, generating total annual revenues of approximately US$12.5 million in 2020.

Brandon Torres Declet, Chief Executive Officer of AgEagle, stated, “Recognized as the producer of the world’s most widely used fixed wing drones, senseFly is an ideal strategic fit for AgEagle; and is expected to accelerate our core growth strategy centered on delivering proprietary, full stack drone solutions to the global agriculture, construction, energy, government sectors, and in the future, package delivery. In addition, senseFly brings AgEagle solid engineering talent focused on advanced research and development, a well-established global reseller network and a strong portfolio of intellectual property.”

Parrot founder and Chief Executive Officer, Henri Seydoux, commented, “We trust that senseFly and the eBee line of fixed wing drones will continue to deliver tangible value, benefits and efficiencies to AgEagle’s customers and business partners well into the future. Moving forward, Parrot will focus its expertise and resources on the growth of its professional quadcopter drone equipment and drone data analysis software activities. The transaction will provide additional cash and lower operational expends to drive Parrot’s growth and industry standing. With the expended capabilities of the ANAFI line of professional drones and of the Pix4D software suites, Parrot will continue to address its core market segments: 3D Mapping, Surveying and Inspection, Agriculture, and Defense and Security.”

“senseFly has reached a very exciting and pivotal point in its history and is well positioned to build upon its leading position in the fixed wing drone market and accelerate its promising growth trajectory through this strategic combination with AgEagle,” noted Gilles Labossiere, senseFly’s Chief Executive Officer. “The impressive mix of solutions for customers and proven industry experience of both companies is expected to make for a solid foundation capable of propelling the companies forward and fueling exponential growth.”

In tandem with the closing of the acquisition expected shortly, Labossiere will resign as Chief Executive Officer of senseFly. Michael O’Sullivan, who previously served as the Company’s Head of Global Marketing, will be appointed as Managing Director of the new AgEagle subsidiary. All other senseFly employees will retain their current responsibilities.

Concluding, Brandon Torres Declet added, “We are very pleased to welcome senseFly to the fast-growing AgEagle family and look forward to integrating its many strengths with the power and performance of AgEagle’s proprietary sensor and software solutions to effectively meet the needs of customers globally. We would also like to extend our deepest thanks to Gilles for his leadership at senseFly and the instrumental role he played in the acquisition process. This is an exciting inflection point for the AgEagle and senseFly teams.”

For additional details relating to the terms and conditions of the acquisition, please refer to the Form 8-K to be filed by AgEagle with the U.S. Securities and Exchange Commission upon closing of the transaction and accessible at www.sec.gov.

About AgEagle Aerial Systems Inc.
AgEagle and its wholly owned subsidiaries are actively engaged in designing and delivering best-in-class drones, sensors and software that solve important problems for our customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our websites at www.ageagle.com.

About Parrot
Founded in 1994 by Henri Seydoux, Parrot is today the leading European group in the fast-growing industry of drones. Visionary, at the forefront of innovation, Parrot is positioned across the entire drone value chain, from equipment to services to software. The Parrot Group gathers outstanding companies and interests in commercial drones, covering equipment, software and services. Its expert capabilities are focused primarily on three vertical markets: (i) 3D Mapping, Surveying and Inspection, (ii) Defense and Security, and (iii) Agriculture. The Parrot Group designs and engineers its products and solutions in Europe, mainly in France and Switzerland. It currently employs about 450 people worldwide and makes the majority of its sales outside of France. Parrot, headquartered in Paris, has been listed since 2006 on Euronext Paris (FR0004038263-PARRO). More information on http://www.parrot.com.

About senseFly
At senseFly, we believe in using technology to make work safer and more efficient. As the global leader in fixed-wing drones, our proven drone solutions simplify the collection and analysis of geospatial data, allowing professionals in surveying, agriculture, engineering, and humanitarian aid to make better decisions, faster. For more information, visit www.senseFly.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

Parrot Contacts:

Investors, Analysts, Financial Media
Marie Calleux
Phone: +33(0) 1 48 03 60 60
parrot@calyptus.net

AgEagle Aerial Systems Contacts:

Investor Relations:	Media:
Gateway Investor Relations	Clarity PR
Matt Glover or Cody Cree	Emily McDonough
Phone: 949-574-3860	Phone: 609-213-3360
Email: UAVS@gatewayIR.com	Email: ageagle@clarity.pr